Exhibit 1(l)

FUNDS FOR INSTITUTIONS SERIES

INSTRUMENT OF TERMINATION OF SERIES

The undersigned, constituting a majority of the members of the Board of Trustees of Funds For Institutions Series, a business trust organized under the laws of the Commonwealth of Massachusetts (the “Trust”), acting pursuant to the Trust’s Declaration of Trust dated May 7, 1987, a copy of which, together with all amendments thereto is on file in the office of the Secretary of the Commonwealth of Massachusetts (the “Declaration”), do hereby adopt the following resolutions on behalf of FFI Institutional Tax-Exempt Fund (referred to herein as the “Fund”), being a series of the Trust:

WHEREAS, on December 17, 2015, acting pursuant to Section 11.4 of the Declaration, at a meeting of shareholders of the Fund, at least two-thirds of the shareholders of the Fund as of October 19, 2015 (the “Record Date”) approved a proposal to, among other things, transfer substantially all of its assets to MuniCash of BlackRock Liquidity Funds (the “Acquiring Fund”) in exchange for the assumption by the Acquiring Fund of certain stated liabilities of the Fund and newly-issued shares of the Acquiring Fund; and

WHEREAS, on January 25, 2016 (the “Closing Date”) newly-issued shares of the Acquiring Fund were distributed to shareholders of the Fund as of the close of business on January 25, 2016, in complete liquidation of the Fund and in exchange for each such Fund shareholder’s Fund shares; and

WHEREAS, the Fund currently has no outstanding assets or liabilities; and

WHEREAS, Article XI, Section 11.2(b) of the Declaration provides in substance that after the termination of any series of the Trust and distribution of the remaining Trust property of such series to its shareholders, a majority of the Trustees shall execute and lodge among the records of the Trust an instrument in writing setting forth the fact of such termination; and

WHEREAS, the Declaration provides that the name of the Trust, “Funds For Institutions Series,” refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of the Trust but the “Trust Property” only shall be liable; therefore be it

RESOLVED, that FFI Institutional Tax-Exempt Fund is hereby terminated; and be it

FURTHER RESOLVED, that the undersigned hereby consent to the filing of this instrument with the records of the meetings of Trustees of the Trust; and be it

FURTHER RESOLVED, that the officers of the Trust, acting with the advice of counsel, be, and they hereby are, authorized and empowered to take or cause to be taken any action as they shall deem necessary or appropriate to effectuate the intent of the foregoing resolutions.

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This Instrument of Termination may be executed in one or more counterparts, all of which together shall be deemed an original.

IN WITNESS WHEREOF, the undersigned have executed this Instrument of Termination as of the date written below.

/s/ David O. Beim	/s/ John M. Perlowski
David O. Beim, as Trustee	John M. Perlowski, as Trustee

/s/ Collette Chilton Collette Chilton, as Trustee	/s/ Joseph P. Platt Joseph P. Platt, as Trustee

/s/ Frank J. Fabozzi Frank J. Fabozzi, as Trustee	/s/ Robert C. Robb, Jr. Robert C. Robb, Jr., as Trustee

/s/ Dr. Matina S. Horner Dr. Matina S. Horner, as Trustee	/s/ Mark Stalnecker Mark Stalnecker, as Trustee

/s/ Rodney D. Johnson Rodney D. Johnson, as Trustee	/s/ Kenneth L. Urish Kenneth L. Urish, as Trustee

/s/ Cynthia A. Montgomery Cynthia A. Montgomery, as Trustee	/s/ Frederick W. Winter Frederick W. Winter, as Trustee

/s/ Barbara G. Novick Barbara G. Novick, as Trustee

Dated: January 27, 2016